EXHIBIT 99.1

BREITBURN ENERGY PARTNERS L.P.	Page

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007	2

BreitBurn Energy Partners L.P. and Subsidiaries
Unauditedav Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2007

Thousands of dollars, except per unit amounts	BreitBurn Energy Partners L.P. Historical (A)	Calumet Assets Historical (B)	BEPI Interests Historical (C)	Quicksilver Assets Historical (D)	Pro Forma Adjustments (Note 3)		BreitBurn Energy Partners L.P. Pro Forma
Revenues and other income items:
Oil, natural gas and natural gas liquid sales	$184,372	$9,791	$7,129	$113,830	$17,436(a	)	$332,558
Gain/(loss) on derivative instruments	(110,418)	9,452	-	-	-		(100,966)
Hedge losses	-	-	(4,198)	-	4,198 (b	)	-
Other revenue, net	1,037	-	-	1,132	-		2,169
Total revenues and other income items	74,991	19,243	2,931	114,962	21,634		233,761
Operating costs and expenses:
Operating costs	70,329	5,435	2,735	53,104	1,566(c	)	133,169
Depletion, depreciation and amortization	29,422	1,257	321	20,007	37,531(d	)	88,538
Exploration expense	-	-	-	-	205(e	)	205
General and administrative expenses	30,244	575	46	748	1,826 (f	)	33,439
Total operating costs and expenses	129,995	7,267	3,102	73,859	41,128		255,351

Income from equity affiliates	-	-	-	682	(744) (g	)	(62)
Operating income/(loss)	(55,004)	11,976	(171)	41,785	(20,238)		(21,652)

Interest and other financing costs, net	6,258	182	-	-	18,691(h	)	25,131
Other expenses/(income), net	233	-	2	(135)	(71)(i	)	29
Income/(loss) before taxes and minority interest	(61,495)	11,794	(173)	41,920	(38,858)		(46,812)
Income tax expense/(benefit)	(1,229)	-	-	-	-(j	)	(1,229)
Minority interest in net income/(loss)	91	-	-	-	40(k	)	131
Net income/(loss)	$(60,357)	$11,794	$(173)	$41,920	$(38,898)		$(45,714)

General Partner's interest in net income/(loss)	(672)				18 (l	)	(654)

Net income (loss) available to common unitholders	$(59,685)				$(38,916)		$(45,060)

Basic net income/(loss) per unit	$(1.83)						$(0.67)
Diluted net income/(loss) per unit	$(1.83)						$(0.67)
Weighted average number of units used to calculate
Basic net income/(loss) per unit	32,577,429						67,020,641
Diluted net income/(loss) per unit	32,577,429						67,020,641

(A) From January 1 to December 31, 2007.
(B) From January 1 to May 24, 2007.
(C) From January 1 to May 25, 2007.
(D) From January 1 to September 30, 2007.

BreitBurn Energy Partners L.P.
Notes to the Unaudited Pro Forma Combined Statement of Operations

1.	General

BreitBurn Energy Partners L.P. (the “Partnership”) is a Delaware limited partnership formed in March 2006 to acquire certain oil and gas properties from BreitBurn Energy Company L.P. (“BEC LP”). On October 10, 2006, formation transactions including the capital contribution of oil and gas properties to the Partnership by BreitBurn Energy Company L.P. and the closing of the initial public offering of Partnership units were consummated and effective.

On November 1, 2007, the Partnership completed the acquisition of the oil and gas producing properties and related assets including certain subsidiaries of Quicksilver Resources, Inc. (“Quicksilver” or “Quicksilver Assets”). The Partnership paid $750 million in cash and issued 21,347,972 common units valued at $32.79 per unit to Quicksilver to acquire certain natural gas, oil and midstream assets in Michigan, Indiana and Kentucky from Quicksilver.  In order to finance the cash portion of the consideration and related costs, the Partnership issued 16,666,667 common units to third party investors at $27.00 per unit for total proceeds of approximately $450 million and borrowed approximately $316.4 million under the Partnership’s Amended and Restated Credit Agreement.

On May 24, 2007, the Partnership completed the acquisition of the oil and gas producing properties and related assets of Calumet Florida, LLC (“Calumet” or “Calumet Assets”), a wholly owned subsidiary of Vulcan Resources Florida, Inc. (“Vulcan”). To finance the acquisition, the Partnership issued 4,062,500 common units to third party investors at $32.00 per unit for total proceeds of $130 million. Proceeds of $107.8 million from the issuance were used to fund the purchase of the Calumet Assets. The remaining proceeds of $22.2 million were used to pay down debt.

On May 25, 2007, the Partnership completed the acquisition of limited partner interests in BreitBurn Energy Partners I, L.P. (“BEPI Interest”). To finance the acquisition, the Partnership issued 2,967,744 common units to third party investors at $31.00 per unit for total proceeds of $92 million. Proceeds of $82 million from the issuance were used to fund the purchase of the BEPI Interest. As part of the transaction, the Partnership used the remaining $10 million of proceeds and $0.4 million in incremental borrowings to terminate $10.4 million of existing hedge contracts related to future production from BreitBurn Energy Partners I, L.P. (“BEPI”).

2.	Basis of Presentation

The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2007 has been presented based on the individual statements of operations of the Partnership, and reflect the pro forma operating results attributable to the Quicksilver Assets, Calumet Assets and the BEPI Interest as if the acquisitions and the related transactions had occurred on January 1, 2007.

Pro forma data are based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statement. The pro forma operating results is not necessarily indicative of the financial results that would have been attained had the acquisitions occurred on January 1, 2007. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods. The accompanying unaudited pro forma combined financial statement of the Partnership should be read in conjunction with the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007, incorporated herein by reference.

3.	Pro Forma Adjustments to the Unaudited Combined Statement of Operations

Pro forma adjustments to the Consolidated Statement of Operations for the twelve months ended December 31, 2007 assume the acquisitions were consummated on January 1, 2007.

The unaudited pro forma combined statement of operations has been adjusted as follows:

(a)	Add estimated sales revenues from Quicksilver Assets for the month of October 2007 and deduct a 1.5% overriding royalty interest provided to the seller as part of the BEPI acquisition.

Quicksilver Assets – $17.543 million
BEPI – January 1, 2007 through May 25, 2007, $107,000

(b)	Reverse historical hedge gains/ (losses) attributable to the hedge contracts that were not acquired as part of the BEPI transaction.

BEPI – January 1, 2007 through May 25, 2007, $(4.198) million

(c)
Add estimated operating costs for Quicksilver Assets for the month of October 2007. Also, reverse Quicksilver’s historical nine-month operating costs for the $5.4 million recognized in the third quarter of 2007 for one-time benefits paid to employees affected by the sale of Quicksilver Assets to the Partnership, including settling unvested stock-based compensation in cash. The amount comprised of stock modification expense of $4.3 million and severance payments of $1.1 million. The Partnership is not liable for these one-time benefits.

Quicksilver Assets – $5.361 million
Quicksilver Assets – January 1, 2007 through September 30, 2007, $(5.370) million

Record the amortization of an intangible asset for an employee retention agreement associated with the QRI acquisition. In connection with the acquisition, BreitBurn and QRI entered into an agreement which provides for retention bonuses that are payable to 139 retained employees from QRI in the event these employees remain continuously employed by the Partnership from November 1, 2007 through November 1, 2009 or in the event of termination without cause, disability or death.

The amount being amortized in the pro forma combined statement of operations represent the amount we will amortize in the 21-month period following the acquisition assuming it occurred on January 1, 2007.

Quicksilver Assets – January 1, 2007 through October 31, 2007, $1.575 million

(d)	Add estimated depletion, depreciation and accretion expense for Quicksilver Assets for the month of October 2007.

Quicksilver Assets – $5.240 million

Record incremental depletion, depreciation and accretion expense related to the step-up in the values of the acquired depletable and depreciable assets.

Quicksilver Assets – January 1, 2007 through September 30, 2007, $29.165 million
Calumet Assets – January 1, 2007 through May 24, 2007, $1.018 million
BEPI – January 1, 2007 through May 25, 2007, $1.466 million

Record incremental amortization expense for favorable contracts acquired.

Calumet – January 1, 2007 through May 24, 2007, $0.642 million

(e)	Record dry hole, G&G and delayed rental expenses that were capitalized by Quicksilver under the full cost method of accounting.

Quicksilver Assets – January 1, 2007 through October 31, 2007, $205,000

(f)
Reverse historical G&A expense attributable to Quicksilver Assets and replace with an estimated incremental G&A expense the Partnership expects to incur for the newly acquired assets based on our evaluation of the number of management and support employees needed to support the properties. We reviewed the transition service agreement with Quicksilver Resources, Inc.; however, we did not reflect the cost based on this agreement as we did not consider these costs to be representative of our future costs.

Quicksilver Assets – January 1, 2007 through October 31, 2007, $2.298 million

Reverse historical G&A expense attributable to Vulcan/Calumet management not acquired in the Calumet acquisition.

Calumet – January 1, 2007 through May 24, 2007, $472,000

(g)	Record amortization of the step-up of acquired equity investments in affiliates.

Quicksilver Assets – January 1, 2007 through October 31, 2007, $0.744 million

(h)
Add interest expense associated with bank debt of approximately $322.3 million incurred to fund the Quicksilver Assets acquisition; the assumed variable interest rate was 6.595%. If the variable interest rate increased or decreased by 0.125% in the future, the pro forma interest expense would increase or decrease by approximately $400 thousand per year. Reverse Calumet Assets’ historical net interest expense to reflect the issuance of partnership units to fund the transaction as discussed in Note 1 above.

Quicksilver Assets – January 1, 2007 through October 31, 2007, $18.873 million
Calumet Assets – January 1, 2007 through May 24, 2007, $182,000

(i)	Add miscellaneous expense for Quicksilver Assets for the month of October 2007.

(j)	The acquired assets are treated as partnerships for federal and state income purposes. As a result, no income taxes were recognized in the unaudited pro forma combined financial statements.

(k)	Record the general partner’s 1% interest in BEPI pro forma net income/ (loss) as a minority interest expense/ (credit).

BEPI – January 1, 2007 through May 25, 2007, $40,000

(l)	Record the Partnership’s general partner 0.66% interest in the pro forma net income/(loss).